Exhibit 99.1

Monday, March 5, 2012
FOR IMMEDIATE RELEASE

Washington Federal to Sell Two El Paso, Texas Branches

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced that it has entered into a definitive agreement to sell its two branches in El Paso, Texas to Pioneer Bank of Roswell, New Mexico. The agreement calls for the approximately $20 million of deposits and the bank premises to be sold. No loans are included in this transaction. This transaction is subject to regulatory approval.
Washington Federal operates 166 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. On December 31, 2011, the Company reported $13.6 billion in assets, $8.9 billion in deposits and $1.9 billion in stockholders' equity.
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

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Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246